SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


  X   Filed by Registrant
      Filed by a Party other than the Registrant


Check the appropriate box:

          Preliminary Proxy Statement
       X  Definitive Proxy Statement
          Definitive Additional Materials
          Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12



                         PIZZA INN, INC.
         (Name of Registrant as Specified In Its Charter)


                         PIZZA INN, INC.
            (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

  X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2)
     $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3)
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         PIZZA INN, INC.
                   5050 QUORUM DRIVE, SUITE 500
                       DALLAS, TEXAS 75240
                          (214) 701-9955


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD JANUARY 24, 1996


To our Shareholders:

     The Annual Meeting of Shareholders of Pizza Inn, Inc. (the "Company") will be held at The Westin Hotel (Galleria), 13340 Dallas Parkway, Dallas, Texas 75240, on Wednesday, January 24, 1996, at 10:00 a.m., Dallas time, for the following purposes:

     1.      To elect three Class II directors; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on November 27, 1995 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                              Sincerely,




                              Jeff Rogers
                              President and Chief Executive Officer

December 6, 1995

     Whether or not you plan to attend the meeting in person, please complete, date, and sign the enclosed proxy, and mail it in the stamped envelope enclosed for your convenience. The enclosed proxy is revocable at any time prior to its use.


                     YOUR VOTE IS IMPORTANT.

                         PIZZA INN, INC.
                   5050 QUORUM DRIVE, SUITE 500
                       DALLAS, TEXAS 75240
                          (214) 701-9955


                     PROXY STATEMENT FOR THE
                  ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD JANUARY 24, 1996


     The Board of Directors of Pizza Inn, Inc. (the "Company"), a Missouri corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Westin Hotel (Galleria), 13340 Dallas Parkway, Dallas, Texas 75240,on Wednesday, January 24, 1996, at 10:00 a.m., Dallas time, and at any adjournments thereof. This Proxy Statement was first mailed to the Company's shareholders on or about December 6, 1995.

     If the proxy is signed and returned before the Annual Meeting, it will be voted in accordance with the directions on the proxy. A proxy may be revoked at any time before it is voted by execution of a subsequent proxy, by signed written notice to the Company, c/o First Interstate Bank of Texas, N.A., Proxy Department, New York, New York 10203-0873, or by voting in person at the Annual Meeting.


                    OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to notice of, and to
vote at, the Annual Meeting is November 27, 1995.   At the close of
business on that date, the Company had issued and outstanding 13,329,801 shares of Common Stock, $.01 par value ("Common
Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the Annual Meeting.

                ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted:

       1. For the election of the three Class II director nominees named herein, to serve for a term of two years each or until their respective successors are elected and qualified; and

       2. In the discretion of the proxy holders, as to the transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors is not presently aware of any other business to be brought before the Annual Meeting.


QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock (a "Shareholder") is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Solely with respect to the election of directors, a Shareholder has that number of votes equal to the number of shares held by him on the record date multiplied by the number of directors being elected and he is entitled to cumulate his votes and cast them all for any single nominee or to spread his votes, so cumulated, among as many nominees and in such manner as he sees fit. Directors must be elected by a plurality of the votes cast. To be elected as a director, a candidate must be one of the three candidates who receive the most votes out of all votes cast at the Annual Meeting.

     A Shareholder who is present, in person or by proxy, and who withholds his vote in the election of directors, will be counted for purposes of determining whether a quorum exists, but the withholding of his vote will not affect the election of directors. A Shareholder who is present, in person or by proxy, and who abstains from voting on other proposals, will be counted for purposes of a quorum, and the abstention will have the same effect as a vote against the proposals. Brokers' "non-votes" are treated the same as votes withheld or abstained.

     The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, for the election of the nominees as directors. If any other matters properly come before the meeting, the enclosed proxy will be voted by the proxy holders in accordance with their best judgment.

                      ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and By-laws provide that the Board of Directors shall be divided into two Classes. The terms of the three Class II directors expire at the Annual Meeting. The Board has nominated for election at the Annual Meeting all three incumbent Class II directors, each to serve for a term of two years. Each nominee of the Board has expressed his intention to serve the entire term for which election is sought. Directors will be elected by cumulative voting. The Board of Directors recommends a vote for each of the three nominee directors.

     The following table lists the names and ages, as of October 1, 1995, of the three nominee directors and the four directors whose terms of office will continue after the Annual Meeting, the class to which each director has been or will be elected, the year in which each director was first elected, and the annual meeting (assuming that it is held in January) at which the term of each director will expire (assuming the election of each nominee).

                                           Director   Term
Nominee Directors        Age    Class      Since    Expires
C. Jeffrey Rogers        48      II        1990      1998
F. Jay Taylor            72      II        1994      1998
Steve A. Ungerman        51      II        1990      1998

Continuing Directors
Bobby L. Clairday        52      I         1990      1997
Don G. Navarro           51      I         1990      1997
Ronald W. Parker         45      I         1993      1997
Ramon D. Phillips        62      I         1990      1997

                        EXECUTIVE OFFICERS

     The following table sets forth certain information, as of October 1, 1995, regarding the Company's executive officers:

                                                       Executive
                                                       Officer
     Name           Age        Position                Since
C. Jeffrey Rogers   48        President, Vice          1990
                              Chairman and
                              Chief Executive Officer
Ronald W. Parker    45        Executive Vice           1992
                              President and
                              Chief Operating Officer
Jack M. Whitehurst  47        Vice President of        1988
                              International Development
Robert L. Soria     40        Vice President of        1993
                              Franchise Operations
Ward T. Olgreen     36        Vice President of         1995
                              International Sales
                              & Brand R & D
Amy E. Manning      32        Controller and Treasurer  1991
Donald W. Zentmeyer 43        General Counsel and       1993
                              Secretary

    BIOGRAPHIES OF NOMINEE DIRECTORS AND CONTINUING DIRECTORS

     Steve A. Ungerman is a Dallas, Texas attorney experienced in business matters, commercial finance and mediation for more than 25 years. He is a shareholder of Ungerman & Ungerman, P.C. Mr. Ungerman received his Juris Doctor degree from Southern Methodist University. In September 1990, Mr. Ungerman was elected Chairman of the Board of Directors of the Company.

     Bobby L. Clairday is President of Clairday Food Services, Inc. and a shareholder of Advance Food Services, Inc., which are Pizza Inn franchisees operating restaurants in four states. From 1990 until his election as a director in January 1993, Mr. Clairday served as an ex-officio member of the Board of Directors, as a representative of the Company's franchisees. He has served as the President of the Pizza Inn Franchisee Association and as a member of various committees and associations affiliated with the Pizza Inn restaurant system. Mr. Clairday has been a franchisee of the Company for over twenty years.


     Don G. Navarro is President and CEO of Don Navarro and Associates, LLC, providing strategic advisory services, especially the development and implementation of business strategies, for individual clients and for public and private firms. Mr. Navarro is also a director of IMCO Recycling, Inc., Southeastern Paralegal Institute and NBIB, Inc. Mr. Navarro has been a director since September 1990.

     Ronald W. Parker is Executive Vice President and Chief
Operating Officer of the Company.  He joined the Company in October
1992 and was elected a director in January 1993. From February 1990 to September 1992, he was a Vice President of Metromedia Steakhouses, Inc. and Executive Vice President and General Manager of its Bonanza restaurant division. From November 1983 to February 1990, Mr. Parker served as Executive Vice President and General Manager of Metsa, Inc., a predecessor company to Metromedia Steakhouses, Inc., and in several executive positions for USACafes.

     Ramon D. Phillips is the Chief Executive Officer and Chairman of the Board of Hallmark Financial Services, Inc., a financial
services company.   From 1987 to May 1989, Mr. Phillips was a
director and Executive Vice President, responsible for administrative matters, for Pantera's Corporation (a predecessor of the Company). From 1974 through 1987, Mr. Phillips was employed by Pizza Inn, Inc. (a Delaware corporation which was also a predecessor of the Company) in various capacities. Mr. Phillips was elected a director in September 1990.

     C. Jeffrey Rogers became President of the predecessor corporation named Pizza Inn, Inc. in February 1990. Pursuant to the terms of the Company's recapitalization plan, Mr. Rogers became President, Chief Executive Officer and a director of the Company in September 1990. From 1983 to 1989, Mr. Rogers was President, Chief Executive Officer and a director of USACafes General Partner, Inc., the general partner of the limited partnership that owned the Bonanza family restaurant system and franchised approximately 650 Bonanza restaurants, and its predecessor USACafes. Mr. Rogers was elected Vice Chairman of the Board of Directors of the Company in 1994, and was elected a director of Hallmark Financial Services, Inc. in May 1995.

     F. Jay Taylor is an arbitrator in Ruston, Louisiana who is affiliated with the American Arbitration Association and the Federal Mediation and Conciliation Service. He is a director and Chairman of the Audit Committee of Michael's Stores, Inc. and a director of the Illinois Central Railroad. He formerly served as a director of USACafes, Earth Resources and Mid South Railroad.
Dr. Taylor, who received his Ph.D. from Tulane University, served as President of Louisiana Tech University from 1962 to 1987 and currently serves as its President Emeritus. Mr. Taylor was elected a director in January 1994.


               BIOGRAPHIES OF NON-DIRECTOR OFFICERS

     Amy E. Manning joined the Company in April 1990. She was elected Controller in January 1991 and Treasurer in January 1993. From 1988 to 1990, she was an Accounting Manager with USACafes, the franchisor of Bonanza restaurants. Prior to 1988, Ms. Manning was an Accounting Manager with the Dondi Group/Vernon Savings & Loan and an auditor with the public accounting firm of Deloitte & Touche.

     Ward T. Olgreen was elected Vice President of International Operations and Brand R&D for the Company in January 1995. He joined the Company in September 1991 as a Franchise Operations Consultant. Mr. Olgreen was promoted to Senior Franchise Operations Consultant in July 1992 and Director of Franchise
Operations in July 1993.   Mr. Olgreen was a Branch Manager for GCS
Service, Inc., a restaurant equipment service provider, from June 1986 through July 1991 with responsibility for sales and service administration.


     Robert L. Soria was elected Vice President of Franchise Operations for the Company in July 1993. He joined the Company in May 1991 as a Regional Director and he was promoted to Director of Franchise Services in September 1991. Mr. Soria was a Regional Franchise Manager for Popeye's Fried Chicken from May 1989 through May 1991. Prior to May 1989, Mr. Soria served in several positions for USACafes with responsibility for restaurant and franchise operations.


     Jack M. Whitehurst has been Vice President of International Development for the Company since December 1992. From 1990 to 1992 he was Vice President of Franchise Sales. From 1988 to 1990, he was Vice President of Franchise Operations of the predecessor corporation named Pizza Inn, Inc. From 1969 to 1988, Mr. Whitehurst served in a variety of positions with the predecessor Pizza Inn, Inc. with responsibility for training, restaurant operations and franchise operations.


     Donald W. Zentmeyer was elected General Counsel and Secretary of the Company in August 1993. From May 1987 through August 1993, he was Assistant General Counsel and Assistant Secretary of ShowBiz Pizza Time, Inc., a company which franchises and operates restaurants. From May 1987 through October 1988, he was also Assistant General Counsel and Assistant Secretary for Integra - A Hotel and Restaurant Company. Prior to May 1987, Mr. Zentmeyer was Senior Counsel for Maxus Energy Corporation.


      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information, as of October 1, 1995, with respect to the beneficial ownership of Common Stock by: (a) each person known to be a beneficial owner of more than five percent of the outstanding Common Stock; (b) each director, nominee director, and executive officer named in the section entitled "Summary Compensation Table"; and (c) all directors and executive officers as a group (12 persons). Except as otherwise indicated, each of the persons named in the table below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. Information as to the beneficial ownership of Common Stock by directors and executive officers of the Company has been furnished by the respective directors and executive officers.

     Name                       Shares
     (and Address of            Beneficially      Percent
     5% Beneficial Owner)       Owned             of Class
     C. Jeffrey Rogers           3,239,868         24.2%
     5050 Quorum Drive,
     Suite 500
     Dallas, Texas  75240
     Ronald W. Parker (a)         290,798          2.2%
     Jack M. Whitehurst (a)       171,441          1.3%
     Bobby L. Clairday (a)        137,600          1.0%
     Don G. Navarro (a)           102,000  less than 1%
     Ramon D. Phillips (a) (b)     40,646  less than 1%
     Robert L. Soria (a)           30,403  less than 1%
     Steve A. Ungerman (c)         23,783  less than 1%
     F. Jay Taylor                 10,000  less than 1%
     Donald W. Zentmeyer            6,711  less than 1%

     All Directors and
     Executive Officers
     as a Group                 4,129,586         30.8%

(a) Includes vested options under the Company's stock option plans, as follows: 200,000 shares for Mr. Parker; 115,000 shares for Mr. Whitehurst; 30,000 shares for Mr. Clairday; 30,000 shares for Mr. Navarro; 20,323 shares for Mr. Phillips; 20,000 shares for Mr. Soria; 5,000 shares for Mr. Taylor; 8,500 shares for Mr. Ungerman.
(b) Mr. Phillips shares voting and investment power for 18,490 shares with the other shareholders of Wholesale Software International, Inc.
(c) Mr. Ungerman shares voting and investment power for 1,000 shares with the other shareholders of Ungerman & Ungerman, P.C.

        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board has established Audit, Compensation, Executive, Finance and Stock Award Plan Committees. The Audit Committee selects independent auditors and reviews audit results. The Compensation Committee reviews and approves remuneration for officers of the Company and administers the 1992 Stock Award Plan. The Finance Committee reviews and oversees the Company's capital structure and operating results. The Executive Committee considers business as directed by the Chairman of the Board. The Stock Award Plan Committee administers the 1993 Stock Award Plan and the 1993 Outside Directors Stock Award Plan.

     As of October 1, 1995, Messrs. Clairday, Phillips, Taylor and Ungerman serve on the Audit Committee; Messrs. Navarro, Phillips and Ungerman serve on the Compensation Committee; Messrs. Navarro, Phillips, Rogers and Ungerman serve on the Executive Committee; Messrs. Parker, Phillips and Taylor serve on the Finance Committee; and Messrs. Navarro, Phillips and Ungerman serve on the Stock Award Plan Committee.


     During fiscal year 1995, the Board of Directors held four
meetings. The Audit Committee met three times, the Compensation Committee met two times, the Executive Committee met eleven times and the Finance
Committee met four times.   In addition, the Compensation Committee
and the Stock Award Plan Committee took several actions by unanimous written consent in lieu of meetings. Each of the directors attended at least three-fourths of the total number of meetings held by the Board and the committees on which he served.

                    SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal years ended June 25, 1995, June 26, 1994, and June 27, 1993 (designated as years 1995, 1994 and 1993).

                    Annual  Compensation                  Long Term
                                                Compensation Awards

                                              Other Annual Securities under
                                              compensation lying options
Name               Year   Salary($)  Bonus($)  ($)(a)      (# of Shares)
(and Principal
Position)
C. Jeffrey Rogers   1995  $462,711    $650,000    $153,267  1,400,000(c)shares
(Chief Executive    1994   441,727     500,00      228,928    350,000
Officer)            1993   414,615     500,000      48,222       - -

Ronald W. Parker    1995   $267,554   $230,000    $115,123      800,000(c)
(Chief Operating    1994    222,500    219,500     138,820(b)   200,000
Officer)            1993   158,173      92,500      45,875      200,000

Jack M. Whitehurst  1995   $ 98,175      7,500    $ 14,439        - -
(Vice President of  1994     93,500     10,000      14,052        - -
International       1993     91,670     10,000      12,944      150,000
Develpment

Robert L. Soria     1995   $ 84,365   $ 15,000    $  6,624      130,000(c)
(Vice President of  1994     70,769     15,000       8,625(b)    35,000
Franchise           1993     59,731     13,000       5,930       30,000
Operations)

Donald W. Zentmeyer 1995   $100,000   $ 10,000    $  6,075      171,000(c)
(General Counsel)   1994     76,154     15,200       4,092       41,000
                    1993     - -          - -         - -         - -

(a) Includes: for Mr. Rogers, supplemental retirement benefits of $43,860 in 1995, life insurance benefits of $42,842 in 1995, supplemental retirement benefits of $177,383 in 1994 (for service in past and current years) and health insurance benefits of $35,000 in 1993; for Mr. Parker, supplemental retirement benefits of $43,860 in 1995 and life insurance benefits of $39,210 in 1995 and supplemental retirement benefits of $99,965 in 1994 (for service in past and current years); for Mr. Whitehurst, car allowances of $12,000 in 1995, $12,000 in 1994 and
         $10,985 in 1993; for Mr. Soria, car allowances of $4,800 in 1995, $4,750 in 1994 and $4,362 in 1993; for Mr.
         Zentmeyer, car allowance of $4,800 in 1995.
(b) Includes grants of Common Stock issued pursuant to the Company's recapitalization plan, as follows: to Mr.
         Parker, 2,000 shares ($7,125 value) granted and vested 5-13-94 and 2,600 shares ($7,150 value) granted 7-6-93 and vested 1-1-95; to Mr. Soria, 1,000 shares ($2,750 value) granted 7-6-93 and vested 1-1-95; to Mr. Zentmeyer, 1,000 shares ($3,563 value) granted and vested 5-13-94. Dollar values are calculated as the closing bid price (or the average of high and low bid prices if closing price is not published) for the Common Stock on the date of grant, multiplied by the number of shares granted. Grants made with deferred vesting are subject to forfeiture if the officer's employment terminates before the vesting date.
         The officer does not receive any dividends paid on the Common Stock before the vesting date. All grants have totally vested.
(c) Includes newly granted options as well as replacement options granted in exchange for the cancellation of previously granted options, as follows: for Mr. Rogers 350,000 new options on 7-21-94 and 350,000 replacement options on 12-20-94, all subsequently replaced on 6-12-95 by the 700,000 total options which he currently holds;
         for Mr. Parker 200,000 new options on 7-21-94 and 200,000 replacement options on 12-20-94, all subsequently replaced on 6-12-95 by 400,000 options which he currently holds; for Mr. Soria 30,000 new options on 7-21-94 and 35,000 replacement options on 12-20-94, all subsequently replaced on 6-12-95 by 65,000 options which he currently holds; for Mr. Zentmeyer 50,000 new options on 7-21-94 and 30,000 replacement options on 12-20-94, all subsequently replaced (along with 11,000 previous options) on 6-12-95 by 91,000 options which he currently holds. For the total number of options (net of replacement options) held by each named officer, see the table entitled "Aggregated Option Exercises in Last
         Fiscal Year and Fiscal Year-End Option Values."

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth information regarding stock options exercised during fiscal year 1995 and unexercised stock options held at the end of fiscal year 1995 by the Chief Executive Officer and the other four most highly compensated executive officers of the Company. The closing bid price for the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System, was $2.6875 on June 23, 1995 (the last trading day of the Company's fiscal year).


                                                                Value of
                                             Number of          Unexercised
                                             Unexercised        In-the- Money
                                             Options at         Options at
               Shares                        Fiscal Year        Fiscal Year
               Acquired                      End(Exercisable/   End (Exercis-
               on           Value Realized   Unexercisable)     able/Unexer-
Name           Exercise(#)  ($)              (#)                cisable ($)
C. Jeffrey Rogers  --        --            700,000(u)        $ 131,250
Ronald W. Parker   --        --            200,000(e)          312,500
                                           400,000(u)           75,000
Jack M. Whitehurst --        --            115,000(e)          179,688
Robert L. Soria    --        --             20,000(e)            8,750
                                            75,000(u)           14,063
Donald W. Zentmeyer--         --            91,000(u)           17,063

(e)Denotes exercisable options.
(u)Denotes unexercisable options.

                OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth information regarding stock options granted during fiscal year 1995, pursuant to the Company's 1992 Stock Award Plan and 1993 Stock Award Plan, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                                 Potential Realizable Value at Assumed
                                 Annual Rates of Stock Price Appreciation for
        Individual Grants                  Option Term

                      % of Total
                      Options
                      Granted to
          Options     Employees  Exercise
          Granted     in Fiscal  Price       Expiration
  Name     (#)        Year       ($/Share)   Date        5%($)     10%($)
C. Jeffrey 350,000(a)  11.7%     2.875     07-21-00    342,221(e)  776,383(e)
Rogers     350,000(b)  11.7%     2.8125    12-20-99(d) 271,965(e)  600,971(e)
           350,000(c)  11.7%     2.50      12-20-99(d) 216,396     473,125
           350,000(c)  11.7%     2.50      07-21-00(d) 247,713     549,253


Ronald W.  200,000(a)   6.7%     2.875     07-21-00    195,555(e)   443,648(e)
Parker     200,000(b)   6.7%     2.8125    12-20-99(d) 155,408(e)   343,412(e)
           200,000(c)   6.7%     2.50      12-20-99(d) 123,655      270,357
           200,000(c)   6.7%     2.50      07-21-00(d) 141,550      313,859

Jack M.       - -      --          --        --          --           --
Whitehurst


Robert L.   30,000(a)   1.0%     2.875     07-21-01     35,112(e)    81,827(e)
 Soria      20,000(b)   0.7%     2.8125    12-20-00(d)  19,130(e)    43,400(e)
            15,000(c)   0.5%     2.8125    07-01-00(d)  13,079(e)    29,349(e)
            20,000(c)   0.7%     2.50      12-20-00(d)  15,484       34,739
            15,000(c)   0.5%     2.50      07-01-00(d)  10,485       23,209
            30,000(c)   1.0%     2.50      07-21-01(d)  26,044       59,287

Donald W.   50,000(a)   1.7%     2.875     07-21-01     58,521(e)   136,378(e)
Zentmeyer   30,000(b)   1.0%     2.8125    12-20-00(d)  28,696(e)    65,100(e)
            11,000(b)   0.4%     2.50      07-09-98(d)   4,452        9,373
            30,000(c)   1.0%     2.50      12-20-00(d)  23,226       52,109
            50,000(c)   1.7%     2.50      07-21-01(d)  43,407       98,811

(a)  New stock options granted on 7-21-94.
(b)  Replacement stock options granted on 12-20-94.
(c)  Replacement stock options granted on 6-12-95.
(d) The expiration date for the replacement stock options is the same as for the options they replaced.
(e) No longer realizable because options were cancelled and replaced as described above.

       COMPENSATION COMMITTEE, STOCK AWARD PLAN COMMITTEE
    AND BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three independent, non-employee directors. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company and administering the 1992 Stock Award Plan. The same three directors also comprise the Stock Award Plan Committee, which administers the 1993 Stock Award Plan and the 1993 Outside Directors Stock Award Plan.

     In its administration and periodic review of executive compensation, the Compensation Committee believes in aligning the interests of the executive officers with those of the Company's shareholders. To accomplish this, the Compensation Committee seeks to structure and maintain a compensation program that is directly and materially linked to operating performance and enhancement of shareholder value. This has been effectively accomplished in the past by heavily weighting the compensation of most executive officers in favor of equity ownership incentives and bonuses paid on the basis of performance.

Chief Executive Officer

     In July 1994, the employment agreement between the Company and its Chief Executive Officer, Mr. C. Jeffrey Rogers, was amended, primarily to extend the term and to update goals and objectives to more meaningful current standards. The amended agreement was approved by the Compensation Committee and the Board of Directors. See "Executive Employment Contracts."

     In evaluating Mr. Rogers' agreement, the Compensation Committee found his base salary to be in line with the overall leadership he has provided to the employees and to the franchise community. Consideration was also given to the recognition in 1994 of the successful turnaround of the Company, and subsequent performance and expansion as Pizza Inn was named the number one pizza chain by Restaurants & Institutions magazine and Mr. Rogers was named Entrepreneur of the Year for 1994 in the turnaround category in the Dallas/Fort Worth area by Inc. Magazine. The bonus program established in Mr. Rogers' agreement is based on the Company's operating performance, profitability, cash flow, debt reduction and other financial performance objectives. Stock awards and termination arrangements were found to be industry competitive and in line with historical performance and expected future contributions as well as helping to ensure his continued leadership.

Executive Officer Salaries and Bonuses

     Salaries of the executive officers, excluding Mr. Rogers, are reviewed annually and adjusted based on competitive practices, changes in level of responsibilities and, in certain cases, individual performance measured against goals. The Compensation Committee strongly believes that maintaining a competitive salary structure is in the best interest of shareholders. It believes the Company's long-term success in its marketplace is best achieved through recruitment and retention of high caliber executives who are among the most skilled and talented in the industry.

     Bonus targets for the four most highly paid executive officers, other than the Chief Executive Officer, are set annually. Mr. Parker's 1995 bonus was based on targets related to debt reduction, cash flow and profitability. Mr. Whitehurst's 1995 bonus was based on growth of the Company's franchise base. Mr. Soria's 1995 bonus was based on cash flow and profitability of the restaurants operated by the Company and its franchisees. Mr. Zentmeyer's 1995 bonus was based on the cost-effectiveness of legal services and the Company's profitability.

Executive Officer Agreements

     In July 1994, the Compensation Committee and the Board determined that it was appropriate to further ensure the continued dedication and services of Messrs. Parker and Zentmeyer, by authorizing agreements which provide for compensation in the event that employment is terminated under certain circumstances, including a change in control of the Company. The Employment Agreement with Mr. Rogers already provided for compensation in such
event.   See "Executive Employment Contracts."

Stock Options

     The Compensation and Stock Award Plan Committees believe that equity ownership motivates employees to provide effective leadership that contributes to the Company's long-term financial success as measured by appreciation in its stock price. The
Company established the 1992 and 1993 Stock Award Plans for the purpose of aligning employee and shareholder interests. Under these plans, stock options have been granted based upon relative position and responsibilities of each executive officer and employee, as well as historical and expected contributions to Company growth.

Stock Option Repricing

     The Compensation Committee and Stock Award Plan Committee, which administer the 1992 Stock Award Plan and the 1993 Stock Award
Plan respectively, reviewed certain options previously granted to employees of the Company and the market price of the Company's common stock during the past two years. The Committees recognized that such options issued by the Company are utilized as compensation and to provide incentives to improve Company performance and thereby positively influence the market price for Company's common stock for the benefit of all shareholders. The Committees determined that the market price had declined despite the Company's significant accomplishments and positive financial results during the same period, that certain options previously granted under the Stock Award Plans were at exercise prices in excess of the current market prices of the Company's common stock, and that certain of the current outstanding stock options if left in place would not achieve the underlying objectives.

     Accordingly, on December 20, 1994 and June 12, 1995, replacement stock options were granted to replace certain previously issued stock options. The replacement options did not involve the grant of any additional shares, extend the existing expiration dates or shorten the vesting period with respect to the options. No other option repricing or exchange has occurred in the past ten years.

     Submitted by the Board of Directors, Compensation Committee and Stock Award Plan Committee:

Bobby L. Clairday     C. Jeffrey Rogers
Don G. Navarro        F. Jay Taylor
Ronald W. Parker      Steve A. Ungerman
Ramon D. Phillips


                    TEN-YEAR OPTION REPRICING

     The following table provides the specified information concerning all repricing of options to purchase the Company's stock held by the named executive officers during the last ten years.

                                                                   Length of
                                                                   original
                                                                   option
                                                                   term re-
                    Securities     Market     Exercise             maining
                    underlying     price of   price at             at date
                    number of      stock at   time of              of re-
                    options        time of    repricing            pricing
                    repriced       repricing  or         New       or amend-
                    or             or amend-  amend-     exercise  ment
Name      Date      amended(#)     ment($)    ment($)    Price($)  (Months)
C. Jeffrey 12/20/94   350,000(a)   $2.8125    $3.875     2.8125    60
Rogers     06/12/95   350,000(a)   $2.50      $2.8125    $2.50     54
(Chief     06/12/95   350,000(a)   $2.50      $2.875     $2.50     61
Executive
Officer)

Ronald W.  12/20/94   200,000(a)   $2.8125    $3.875     $2.8125    60
Parker     06/12/95   200,000(a)   $2.50      $2.8125    $2.50      54
(Chief     06/12/95   200,000(a)   $2.50      $2.875     $2.50      61
Operating
Officer)


Jack M.      --         --           --         --         --
Whitehurst
(Vice President
of International
Development)

Robert L.  12/20/94    20,000(a)   $2.8125    $3.875     $2.8125   72
Soria      12/20/94    15,000(a)   $2.8125    $3.50      $2.8125   66
(Vice      06/12/95    20,000(a)   $2.50      $2.8125    $2.50     66
President  06/12/95    15,000(a)   $2.50      $2.8125    $2.50     61
of         06/12/95    30,000(a)   $2.50      $2.875     $2.50     73
Franchise
Operations)

Donald W.  12/20/94    30,000(a)   $2.8125    $3.875     $2.8125   72
Zentmeyer  06/12/95    11,000(a)   $2.50      $2.88      $2.50     36
(General   06/12/95    30,000(a)   $2.50      $2.8125    $2.50     66
Counsel)   6/12/95     50,000(a)   $2.50      $2.875     $2.50     73

(a) These replacement options did not involve the grant of any additional shares, extend the existing expiration dates or shorten the vesting period.


                  EXECUTIVE EMPLOYMENT CONTRACTS

     C. Jeffrey Rogers and the Company entered into an Employment Agreement dated July 26, 1990, for a term which, as amended, extended through June 30, 1997. That agreement was replaced with a new agreement effective as of July 1, 1994 with the term extending through June 30, 1999. The current Employment Agreement provides for an annual base salary in fiscal year 1995 of $462,711, which will be increased by 5% per year.

     Mr. Rogers is also entitled to the following cash bonuses, based on performance: (a) $37,500 payable quarterly, if the Company earns a profit for the quarter; (b) $75,000 payable semi-annually, if the Company makes all required payments when due under its bank loans; and (c) $150,000 payable annually, if the Company meets targets established in the agreement for cash flow from operations (such bonus being adjustable to a maximum of $250,000 per year if such targets are exceeded by certain amounts). Mr.
Rogers was also entitled to a one-time bonus of $100,000 in fiscal year 1995 because the Company met a five-year cash flow target.

     Under the previous agreement the Company issued to Mr. Rogers an aggregate of 3,822,000 shares of Common Stock, effective September 1990. Under the current agreement, Mr. Rogers also receives a $25,000 yearly allowance to purchase life and disability insurance and a $10,000 yearly allowance to maintain secondary health, dental and other insurance. As compensation for the use of his personal automobile on Company business, Mr. Rogers receives $1,350 per month as an automobile allowance, plus reimbursement of gasoline and maintenance expenses.

     Mr. Rogers may terminate his Employment Agreement with the Company at any time within six months after a "change in control" of the Company occurs. Change in control is defined as: (a) a transfer of substantially all of the assets of the Company to an outside group or entity; (b) the acquisition by an outside group or entity of 50% or more of the stock of the Company or other surviving corporation; or (c) an unapproved change in the majority of the Company's Board of Directors. If the Company terminates Mr. Rogers' employment without cause, or if Mr. Rogers terminates his employment upon a "change in control," he will be entitled to a lump sum payment of his base salary for the remainder of the term of the Employment Agreement plus two times the maximum annual bonus amounts provided in the agreement. The agreement includes a noncompetition covenant that would apply for three years after termination of employment.

     Ronald W. Parker and Donald W. Zentmeyer entered into Executive Compensation Agreements with the Company in July 1994. Both agreements provide for payment of compensation (three times annual salary and bonus for Mr. Parker, and two times annual salary and bonus for Mr. Zentmeyer) if the Company terminates the executive's employment without cause or if the executive terminates his employment within six months after a change in control of the Company. The agreements include a noncompetition covenant which would apply for the same number of years that salary and bonus are paid under the agreement after termination of employment.



                    COMPENSATION OF DIRECTORS

     A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any Committee of the Board. Outside directors receive an annual fee of $17,000 plus meeting fees equal to $1,000 per Board meeting and $250 per Committee meeting attended. The Chairman of the Board receives an additional $6,000 annual fee for serving in that capacity. Mr. Navarro receives an additional $250 per month to partially pay for a health insurance policy. Directors are also reimbursed for Board related expenses.

     Under the Company's 1992 Stock Award Plan, each of the outside directors who were elected by the shareholders in January 1993 were eligible to receive stock options for Common Stock equal to the total number of shares which he owned when elected or which he purchased during calendar year 1993, subject to a maximum of 30,000 shares. Under the 1993 Outside Directors Stock Award Plan, first effective in January 1994, each elected outside director is eligible to receive, as of the first day of the Company's fiscal year, options for Common Stock equal to the total number of shares which he owns when elected, purchases during the preceding fiscal year or purchases by exercise of previously granted options during the first ten days of the then-current fiscal year, subject to a maximum of 20,000 shares per year. Stock options granted under both plans have an exercise price equal to the market price of the Common Stock on the date of grant and are first exercisable one year after grant.

     Since the beginning of fiscal year 1995, stock options were granted to outside directors pursuant to such plans, as follows: on June 27, 1994, options for 20,000 shares (at $3.25) to Messrs. Clairday and Navarro, 5,000 shares (at $3.25) to Mr. Taylor and 8,500 shares (at $3.25) to Mr. Ungerman; on June 26, 1995, options for 20,000 shares (at $2.6875) to Mr. Navarro and 6,783 shares
(at $2.6875) to Mr. Ungerman.


                      COMPENSATION COMMITTEE
              INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee during fiscal year 1995 were Messrs. Navarro, Phillips and Ungerman. During fiscal year 1995, C. Jeffrey Rogers was elected to the Board of Directors and the Compensation Committee of Hallmark Financial Services, Inc., of which Mr. Phillips is Chief Executive Officer and Chairman of the Board of Directors. Prior to 1990, Mr. Phillips served as a director and officer of two predecessors of the Company. See "Biographies of Nominee Directors and Continuing Directors."



         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Bobby L. Clairday is President and a shareholder of Clairday Food Services, Inc. and is a shareholder of Advance Food Services, Inc., both of which are franchisees of the Company. Mr. Clairday also holds area development rights in his own name. As franchisees, the two corporations purchase a majority of their food and other supplies from the Company. In fiscal year 1995, purchases by these franchisees made up 10% of the Company's food and supply sales, and royalties and license fees from Mr. Clairday and such franchisees made up 9% of the Company's franchise revenues.


     In September 1990, Clairday Food Services, Inc. purchased from the Company seven Pizza Inn restaurants in Missouri for a price of $1,308,000, paid in cash and a promissory note with an interest rate of prime plus 2% and a maturity of July 1995. The balance on this note was $104,566 on June 25,1995. The note has subsequently been paid in full.

     In December 1992, Mr. Clairday purchased area development rights for Arkansas and a portion of Missouri for a price of $1,250,000, paid in cash and a promissory note with an interest rate of 8% and a maturity of July 1998. The balance on this note was $218,656 on June 25, 1995.


               COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and the persons who own more than ten percent of the Company's Common Stock to file initial reports of ownership of Common Stock and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and to furnish the Company with copies of such reports.

     The Company believes that, during the preceding fiscal year, all of the Company's executive officers, directors and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

                    STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative annual total shareholder return (change in share price plus reinvestment of any dividends) on the Company's Common Stock versus two indexes, at the end of each fiscal year since May 31, 1991, which was the last day of the calendar month in which the first distribution of Common Stock occurred pursuant to the Company's recapitalization plan and the registration of such shares became effective. The graph assumes $100 was invested on May 31, 1991. The Company has not paid any cash dividends on its Common Stock during the applicable period. The Dow Jones Equity Market Index is a published broad equity market index. The Dow Jones Entertainment and Leisure Restaurant Index is compiled by Dow Jones and Company, Inc., and is comprised of seven public companies, weighted for the market capitalization of each company, engaged in restaurant or related businesses (Brinker International, Inc., Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., McDonald's Corporation, Shoney's, Inc., Sysco, Inc., and Wendy's International, Inc.).

Comparison of Pizza Inn, Inc.; Dow Jones Equity Market; and Dow
Jones Entertainment & Leisure Restaurant Index.

                         5/31/91 6/30/91  6/28/92  6/27/93  6/26/94   6/25/95

Pizza Inn, Inc.                100    100      192       733     900    767
Dow Jones Equity Market        100     95      108       124     126    160
Dow Jones Entertainment &
  Leisure Restaurant Index     100     94      126       138     152    189



                           INDEPENDENT AUDITORS

          The Audit Committee has selected Price Waterhouse, certified public accountants, as the independent auditors of the Company for fiscal year 1996.
A representative of Price Waterhouse will be present at the Annual Meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement.


                           SHAREHOLDER PROPOSALS

       A shareholder wishing to present a proposal at the Annual Meeting of Shareholders tentatively scheduled for January 1997 must deliver his or her proposal to the Company at its principal executive offices no later than August 8, 1996, in such form as required under rules issued by the Securities and Exchange Commission, in order to have it included in the proxy materials of the Company for such Annual Meeting of Shareholders.


                               MISCELLANEOUS

       The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telefax. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.


       A copy of the Company's Annual Report on Form 10-K excluding exhibits, dated September 22, 1995, is being furnished to Shareholders with this Proxy Statement. Copies of such exhibits will be furnished upon written request and upon reimbursement of the Company's reasonable expenses for furnishing such exhibits. Requests should be addressed to Pizza Inn, Inc., 5050 Quorum Drive, Suite 500, Dallas, Texas 75240, Attention: Corporate
Secretary.


APPENDIX 1          FORM OF PROXY

                              PIZZA INN, INC.
SIDE ONE            5050 Quorum, Suite 500
                              Dallas, Texas  75240
                              PROXY

Annual Meeting of Shareholders
January 24, 1996
Proxy No.
Number of Shares in Your Name

The undersigned, revoking all proxies heretofore given, hereby appoints Ronald W. Parker and Donald W. Zentmeyer, or either of them, as proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned the shares of Pizza Inn, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Dallas time, on Wednesday, January 24, 1996, at The Westin Hotel (Galleria), 13340 Dallas
Parkway, Dallas, Texas 75240, and at all adjournments thereof, as fully as the undersigned would be entitled to vote if personally present, as specified on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted for Proposal 1. This proxy is solicited on behalf of the Company's Board of Directors.

(Continued, and to be signed and dated on the reverse side.)

P.O. Box 11132
New York, N.Y. 10203-0132

SIDE TWO

1.To elect each of the following persons as a Class II Director.
  FOR all nominees listed below
  WITHHOLD AUTHORITY to vote for all nominees listed below.
  *EXCEPTIONS

Nominees:  C. Jeffrey Rogers, F. Jay Taylor, and Steve A. Ungerman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

2.In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournments thereof.

Change of Address or
Comments Mark Here

Please date and sign exactly as shown hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by authorized officer.

Dated:  _____________________ , 199___
_______________________________
Signature(s)
_______________________________
Signature(s)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD IN THE ENVELOPE
PROVIDED.

Votes MUST be indicated (X) in Black or Blue Ink

